August 15, 1997



Board of Directors
WSFS Financial Corporation
838 Market Street
Wilmington, Delaware 19899

Re:        Registration Statement on Form S-8
           WSFS Financial Corporation 401(k)
           Savings & Retirement Plan

Ladies and Gentlemen:

           We have acted as special counsel to WSFS Financial Corporation, a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, relating to participation interests in the WSFS Financial Corporation 401(k) Savings & Retirement Plan (the "Plan") and the sale to Plan participants of 450,000 shares of common stock, par value $.01 per share (the "Common Stock") of the Company, all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

           We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to and in accordance with the terms of the Plan will be legally issued, fully paid and nonassessable.

           We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 and to references to our firm included under the caption "Legal Opinion" in the Prospectus which is part of the Registration Statement.

                           Very truly yours,

                           Housley Kantarian & Bronstein, P.C.


                           By: /s/ James C. Stewart
                               ________________________________
                               James C. Stewart, Esquire